Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors
Advaxis, Inc.

We hereby consent to incorporation by reference in the Registration Statement (No. 333-147752) on Amendment number 1 to Form SB-2 of our report dated January 29, 2009 on the balance sheet of Advaxis, Inc. (a development stage company) as of October 31, 2008 and 2007, and the related statements of operations, stockholders’ equity (deficiency), and cash flows for the years ended October 31, 2008 and 2007, and the amounts included in the cumulative columns for the two years in the period ended October 31, 2008.  We also consent to the reference to our Firm under the caption "Experts".

New York, New York
January 29, 2009